EXHIBIT C

CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS

of
SERIES A CONVERTIBLE PREFERRED STOCK
of
TIANYIN PHARMACEUTICAL CO., INC.

(formerly, Viscorp, Inc.)

(Pursuant to Section 151 of the
Delaware General Corporation Law)

TIANYIN PHARMACEUTICAL CO., INC. (formerly, Viscorp, Inc.), a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), the certificate of incorporation of which was filed in the office of the Secretary of State of Delaware on June 23, 2004 and amended on ______________ , hereby certifies that the Board of Directors of the Corporation (the "Board of Directors" or the "Board"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized 25,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of up to Ten Million (10,000,000) shares of Preferred Stock, is the Series A Preferred Stock (the "Series A Preferred Stock") and the stated value amount shall be One Dollar and Sixty Cents ($1.60) per share (the "Stated Value ").

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A

"Business Day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B

"Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m , New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the Holder faxes or otherwise delivers the Notice of Conversion to the Corporation

C.

"Conversion Price" means $1.60, or such other dollar amount into which such Conversion Price may be adjusted pursuant to Article VIII of this Certificate.

D.

“Conversion Shares” means such number of shares of Common Stock as shall be determined by dividing (i) the $1.60 Stated Value per share of Series A Preferred Stock, by (ii) the Conversion Price per share, then in effect..

E.

"Dividend" means initially an annual amount equal to 10% of the Stated Value per share of Series A Preferred Stock.  The Dividend shall be paid quarterly on the last Business Day of each March, June, September and December for as long as the Series A Preferred Stock remains outstanding.

F.

 “Holder” shall mean one or more holder(s) of shares of Series A Preferred Stock.

G.

“Issuance Date" means three (3) Business Days following the filing of this Series A Certificate of Designation with the Secretary of State of the State of Delaware, as contemplated by that certain Securities Purchase Agreement, dated as of January 25, 2008, by and among the Corporation and the other Parties thereto, including the Investors named therein (the "Securities Purchase Agreement"), pursuant to which the Corporation issued, and such Investors purchased, inter alia, 10% convertible exchangeable notes due June 30, 2009 that are to be exchanged for a like Stated Value of Series A Preferred Stock upon the terms and conditions stated therein.

H.

"Majority Holders" means the Holders of a majority of the then outstanding shares of Series A Preferred Stock.

I.

“Original Issue Price” mean the sum of $1.60, representing the aggregate purchase price for each share of Series A Preferred Stock at the Stated Value.

J.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial Holders of Series A Preferred Stock.

III. DIVIDENDS

A

Dividends on the Series A Preferred Stock shall accrue and be cumulative from and after the Issuance Date (the "Dividend Commencement Date"). For each outstanding share of Series A Preferred Stock, Dividends shall be payable quarterly, at the rate of 10% per annum within thirty (30) days following the last Business Day of each March, June, September and December of each year (each, a "Dividend Payment Date"), and continuing until such share is fully converted.  The Corporation shall have the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each Dividend Payment Date (the “Dividend Payment”), either (i) in cash, or (ii) if such shares have been registered for resale under the Securities Act of 1933, as amended, in shares of Common Stock.  Upon the payment of any dividend on the Series A Preferred Stock, the number of shares of Common Stock to be issued to the holder in connection with any such dividend shall be an amount equal to the quotient of (i) the Dividend Payment divided by (ii) $1.60.  In the case of shares of Series A Preferred Stock outstanding for less than a full quarter, dividends shall be pro rated based on the portion of each year during which such shares are outstanding.  Dividends on the Series A Preferred Stock shall be cumulative, shall accrue and be payable quarterly.  Dividends on the Series A Preferred Stock are prior and in preference to any declaration or payment of any distribution (as defined below) on any outstanding shares of Junior Stock.  Such dividends shall accrue on each share of Series A Preferred Stock from day to day whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid on, or declared and set apart for, all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares on a pro rata basis with all other equity securities of the Company ranking pari passu with the Series A Preferred Stock as to the payment of dividends before any distribution shall be paid on, or declared and set apart for Junior Stock.

B.

For purposes hereof, “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board or any other national securities exchange, as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on either a national securities exchange, the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

IV. CONVERSION

A.

Optional and Mandatory Conversion

(i)

Optional Conversion.

Holders of shares of Series A Preferred Stock may at their option convert all or any portion of their shares of Series A Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”).

(ii)

Mandatory Conversion.

  Unless previously converted into Common Stock, all shares of Series A Preferred Stock that are outstanding on a date which shall be three (3) years from the Issuance Date of the Preferred Stock shall, without any further action on the part of the Holder or the Corporation, be automatically converted into shares of Common Stock of the Corporation (a “Mandatory Conversion”).  Notwithstanding the foregoing, no Holder shall be required to accept any Mandatory Conversion that would cause such Holder to violate the provisions of Section C of this Article IV.

(iii)

In the event of any one or more Optional Conversions or any Mandatory Conversion pursuant to this Article IV(A) (each a "Conversion") each of the shares of Series A Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

The Original Issue Price

Conversion Price then in effect

B.

Mechanics of Conversion. In order to effect an Conversion, a Holder of shares of Series A Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Preferred Stock being converted (the "Series A Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series A Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series A Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XII. B hereof.

(i)

Delivery of Common Stock Upon Conversion. Upon the surrender of Series A Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent, as appropriate) shall, no later than the later of (a) the fifth (5th) Business Day following the Conversion Date and (b) the Business Day immediately following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XI B) (the "Delivery Period"), issue and deliver (i e., deposit with a nationally recognized overnight courier service portage prepaid) to the Holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any.  Notwithstanding the foregoing, the Holder of Series A Preferred Stock shall, for all purposes, be deemed to be a record owner of that number of shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock set forth in the Conversion Notice as at the date of such Conversion Notice.  In addition, if the Corporation's transfer agent is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the Holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of the Holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer").  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the Holder physical certificates representing the Common Stock issuable upon conversion. Further, a Holder may instruct the Corporation to deliver to the Holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)

Taxes. The Corporation shall pay any and all taxes that may be imposed upon it respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.

(iii)

No Fractional Shares.  If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the Conversion Price per share, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)

Conversion Disputes.   In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation and the Holder shall submit their disputed calculations to an independent outside accountant via facsimile within three Business Days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than three Business Days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above,

(v)

Payment of Accrued Amounts.  Upon conversion of any shares of Series A Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends) or the Registration Rights Agreement through and including the Conversion Date shall be paid by the Corporation in cash or at the Corporation's option in stock, or, in the case of any Dividend, in the manner described in Article III, In the event that the Corporation elects to effect a payment-in-kind, the number of fully paid and nonassessable shares of Common Stock due shall be determined in accordance with the following formula:

All Amounts Accrued or Payable
Conversion Price

C.

Limitations on Conversion.

(i)

Notwithstanding anything to the contrary set forth in this Certificate, at no time may Vision Opportunity Master Fund, Ltd. and/or Vision Opportunity China LP (individually and collectively, “Vision”) convert shares of Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by Vision at such time to exceed, when aggregated with all other shares of Common Stock owned by Vision and its affiliates at such time, the number of shares of Common Stock which would result in Vision, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of Vision, or any other persons whose beneficial ownership of Common Stock would be aggregated with Vision’s for purposes of Section 13(d) and Section 16 of the Exchange Act, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.9% of the then issued and outstanding shares of Common Stock; provided, however, that upon Vision providing the Corporation with sixty-one (61) days notice (pursuant to this certificate) (the “Waiver Notice”) that Vision would like to waive this Section C(a) with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section C(a) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

(ii)

Notwithstanding anything to the contrary set forth in this Certificate, at no time may a Holder of Series A Preferred Stock (other than Vision for purposes of this Section C(ii)) convert their shares of Series A Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such Holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such Holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) and Section 16 of the Exchange Act, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a Holder of Series A Preferred Stock providing the Corporation with sixty-one (61) days notice (pursuant to this certificate) (the “Waiver Notice”) that such Holder would like to waive this Section C(b) with regard to any or all shares of Common Stock issuable upon conversion of Series A Preferred Stock, this Section C(b) shall be of no force or effect with regard to those shares of Series A Preferred Stock referenced in the Waiver Notice.

V. RESERVATION OF SHARES OF COMMON STOCK

A

Reserved Amount.   On or prior to the Issuance Date, the Corporation shall reserve not less than 15,225,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A Preferred Stock (including any Dividend payable thereon), and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "Reserved Amount") shall at all times be sufficient to provide for the full conversion of all of the Series A Preferred Stock (including any Dividend payable thereon) outstanding at the current Conversion Price thereof, and any anticipated adjustments to such Conversion Price.

B

Increases to Reserved Amount. During the period that the Corporation remains privately held and not listed on any recognized stock exchange in the United States or abroad or the OTC Bulletin Board, the Corporation shall, twice annually, review the Reserved Amount for any stock splits, or dividends on the Series A Preferred Stock, or similar situations to determine whether the Reserved Amount needs to be increased

VI. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class of securities which is specifically designated as junior to the Series A Preferred Stock (collectively, with the Common Stock, the "Junior Securities"); (ii) senior to or pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series A Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VII. LIQUIDATION PREFERENCE

A.

In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the "Liquidation Preference") equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its Stated Value per share; and (ii) any accrued but unpaid Dividends.  If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

VIII. ADJUSTMENTS

The Conversion Price and the number of Conversion Shares shall be subject to adjustment as follows:

A.

Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after the date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by any reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

B.

Adjustment in Number of Shares.  Upon each adjustment of the Conversion Price pursuant to the provisions of this Article VIII, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be adjusted by multiplying a number equal to the Conversion Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of Series A Preferred Stock immediately prior to such adjustment and dividing the product so obtained by the adjusted Conversion Price.

C .

Consolidation, Merger or Sale.  In case of any consolidation of the Corporation with, or merger of the Corporation into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the Holder of the Series A Preferred Stock will have the right to acquire and receive upon conversion of the Series A Preferred Stock in lieu of the shares of Common Stock immediately theretofore acquirable upon the conversion of the Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of the Series A Preferred Stock had such consolidation, merger or sale or conveyance not taken place.  In any such case, the Corporation will make appropriate provision to insure that the provisions of this Article VIII hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the conversion of the Series A Preferred Stock.  The Corporation will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Corporation) assumes by written instrument the obligations under this Article VIII and the obligations to deliver to the Holder of the Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

D.

Distribution of Assets.  In case the Corporation shall declare or make any distribution of its assets (including cash) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, then, after the date of record for determining shareholders entitled to such distribution (on an “as converted basis, as though all Series A Preferred Stock had been converted into Common Stock immediately prior to the dividend declaration date), the Holder of the Series A Preferred Stock shall be entitled upon conversion of the Series A Preferred Stock for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets which would have been payable to the Holder had the Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such distribution.

E.

Adjustment Due to Dilutive Issuance.  If, at any time when any Series A Preferred Stocks are issued and outstanding, the Corporation issues or sells, or in accordance with this Article VIII is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such shares of Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Article VIII, received by the Corporation upon such Dilutive Issuance divided by the Conversion Price in effect immediately prior to the Dilutive Issuance, and (ii) the denominator of which is the Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  The term “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (i) the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.  No adjustment to the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

F.

Effect on Conversion Price of Certain Events.  For purposes of determining the adjusted Conversion Price, the following will be applicable:

(i)

Issuance of Rights or Options.  If the Corporation in any manner issues or grants any warrants (including the Warrants issued pursuant to a Securities Purchase Agreement, dated as of January 25, 2008), rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock (such rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) or and the price per share for which Common Stock is issuable upon the exercise of such Options less than the Conversion Price on the date of issuance or grant of such Options, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Options will, as of the date of the issuance or grant of such Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the

Corporation as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Options, plus, in the case of Convertible Securities (as hereinafter defined) issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable).  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

(ii)

Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any other series or classes of Preferred Stock or other securities that are convertible into or exchangeable for Common Stock (“Convertible Securities”), whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price on the date of issuance, then the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iii)

Change in Option Price or Conversion Rate.  If there is a change at any time in (i) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)

Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a greater number of shares, then, after such date of record for effecting such subdivision, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Corporation at any time combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) the shares of Common Stock acquirable hereunder into a smaller number of shares, then, after the date of record for effecting such combination, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(v)

Treatment of Expired Options and Unexercised Convertible Securities.  If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to convert or exchange such Convertible Securities shall have expired or terminated, the Conversion Price then in effect will be readjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.

(vi)

Calculation of Consideration Received.  If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of the holder’s Note will be the amount received by the Corporation therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Corporation in connection with such issuance, grant or sale.  In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Market Price thereof as of the date of receipt.  In case any Common Stock, Options or Convertible Securities are issued in connection with any acquisition, merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined in good faith by the Board of Directors of the Corporation.

 (G)

Exceptions to Adjustments.  No adjustment to the Conversion Price or Conversion Shares will be made (A) upon the issuance of shares of Common Stock or Options or Convertible Securities to employees of the Corporation pursuant to any stock or option plan duly adopted by the Board of Directors of the Corporation; or (B) upon the exercise of Options previously issued (subject to the limitations on Options issued or issuable to the “Management Group” as defined in the Securities Purchase Agreement), or (C) the issuance of shares of Common Stock, Convertible Securities or Options in connection with any merger with any other Person, or as full or partial consideration for the acquisition of the securities or assets of any other Person, whether by merger, tender offer, asset purchase, stock purchase, or like combination or consolidation (a “Business Combination”).

(H)

Notice of Adjustment.  Upon the occurrence of any event which requires any adjustment of the Conversion Price, then, and in each such case, the Corporation shall give notice thereof to the Holder of the Series A Preferred Stock, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease in the number of Class A Conversion Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Corporation.

(I)

Minimum Adjustment of Conversion Price.  No adjustment of the Conversion Price shall be made in an amount of less than 1% of the Conversion Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Conversion Price.

(J)

No Fractional Shares.  No fractional shares of Common Stock are to be issued upon the conversion of the Series A Preferred Stock, but the Corporation shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

(K)

Other Notices.  In case at any time:

(i)

the Corporation shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (including dividends or distributions payable in cash out of retained earnings) to the holders of the Common Stock;

(ii)

the Corporation shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii)

there shall be any capital reorganization of the Corporation, or reclassification of the Common Stock, or consolidation or merger of the Corporation with or into, or sale of all or substantially all its assets to, another corporation or entity;

(iv)

there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in each such case, the Corporation shall give to the Holder of the Series A Preferred Stock (a) notice of the date on which the books of the Corporation shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, or other Fundamental Change, notice of the date (or, if not then known, a reasonable approximation thereof by the Corporation) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  Such notice shall be given at least thirty (30) days prior to the record date or the date on which the Corporation’s books are closed in respect thereto.  Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.

L.

Certain Definitions.

“Bloomberg” shall mean Bloomberg, L.P. (or any successor to its function of reporting stock prices).

“Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) the maximum total number of shares of Common Stock issuable upon the exercise of the Options, as of the date of such issuance or grant of such Options, if any, and (y) the maximum total number of shares of Common Stock issuable upon conversion or exchange of Convertible Securities, as of the date of issuance of such Convertible Securities, if any.

“Market Price” means, as of any Trading Day, (i) ) the average of the last reported sale prices for the shares of Common Stock on a national securities exchange which is the principal trading market for the Common Stock for the five (5) Trading Days immediately preceding such date as reported by Bloomberg or (ii) if no national securities exchange is the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (A) the Board of Directors of the Corporation, or (B) at the option of a majority-in-interest of the holders of the outstanding Series A Preferred Stocks by an independent investment bank of nationally recognized standing in the valuation of businesses similar to the business of the Corporation.  The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.

“Common Stock,” for purposes of this Article VIII, includes the Common Stock, without par value per share, and any additional class of stock of the Corporation having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to the Series A Preferred Stock shall include only shares of Common Stock, $0.01 par value per share, in respect of which the Series A Preferred Stock is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or Business Combination, the stock or other securities or property provided for in such Section.

“Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.

IX. VOTING RIGHTS

A.

Holders of the Series A Preferred Stock shall vote together as a separate class on all matters which impact the rights, value, or ranking of the Series A Preferred Stock, as provided herein.

B.

Holders of the Series A Preferred Stock shall vote on an “as converted” basis, together with the Common Stock, as a single class, in connection with any proposal submitted to stockholders to effect any merger, consolidation, sale of all or substantially all of the assets of the Corporation, or related consolidation or combination transaction.

C.

Except as set forth in Sections A and B of this Article IX, the Series A Preferred Stock shall have no other voting rights or other rights to consent to any matter to which stockholders of hte Corporation may vote upon or consent to.

D.

The provisions of  Section C of this Article X shall not be applicable if the implementation thereof would cause the Corporation to be in violation of any rule, regulation or policy of the National Association of Securities Dealers, Inc. (“NASD”) or the United States

Securities and Exchange Commission.

X. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining either (i) the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders, or (ii) the approval or consent of those members of the board of directors of the Corporation and its subsidiaries who have been designated by the Majority Holders:

A.

alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;

 B.

create or issue any Senior Securities;

C.

issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement or as a Dividend;

D.

redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities; provided, that the Corporation shall, without the prior approval of the Majority Holders, be entitled to repurchase Junior Securities from employees of the Corporation in connection with employee compensation plans approved by the Corporation's Board of Directors;

Notwithstanding the foregoing, no change pursuant to this Article X shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series A Preferred Stock then outstanding.

XI. MISCELLANEOUS

A.

Cancellation of Series A Preferred Stock If any shares of Series A Preferred Stock are converted pursuant to this Series A Certificate of Designatons, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B.

Lort or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series A Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.

C

Waiver Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D.

Information Rights So long as shares of Series A Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series A Preferred Stock (i) audited annual financial statements to the Holders of Series A Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter.  To the extent that such information is electronically available on the Corporation's Form 10-K Annual Reports, Form 10-Q Quarterly Reports, Form 8-K Periodic Reports and Annual Reports to Shareholders, the Corporation need not separately furnish such documents to Holders of the Series A Preferred Stock.

E

Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to TriPoint Global Equities, LLC 17 State Street, New York, New York 10005, attn: Mark Elenowitz; and (ii) if to any Holder to the address set forth under such Holder's name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this _ day of __________, 200_.

TIANYIN PHARMACEUTICAL CO., INC.

(formerly, Viscorp, Inc.)

By:  ______________________________

Name: ___________________

Title: ____________________

NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert

shares of Series A Convertible Series A Preferred Stock (the "Conversion"), represented by Stock Certificate No(s). ______________ (the "Series A Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Tianyin Pharmaceutical Co., Inc. (the "Corporation") according to the conditions of the Certificate of Designation, Preferences and Rights of Series A Preferred Stock (the "Certificate of Designation"), as of the date written below.   If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  No fee will be charged to the Holder for any conversion, except for transfer taxes, if any Each Series A Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof)

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:  $________

Signature:

Name:

Address: